EXHIBIT 10.37

August 30, 3007

Amendment to Deepak Gupta's Employment Agreement, dated December 3, 2006 with Workstroarn,

On August 28, 2007, Workstream Inc. (the "Company") amended an employment agreement with Deepak Gupta dated December 3, 2006, pursuant to which Mr. Gupta was appointed as President of the software and technology business division. Under the amendment Mr. Gupta is to receive a guaranteed bonus of $25,000 per quarter starting 2/28/2007 and continuing until 2/28/2008, Additionally, Mr. Gupta is to receive 200,000 stock options with an exercise price of $1.05 per share, expiring in 5 years, and 200,000 restricted stock units (RSU) convertible into Company common stock on a one-for-one basis. The stock option and RSU awards require the approval by the Company's shareholders of an increase to the number of shares available pursuant to the Company's stook option plan. The stock options and RSU's will not be vested until the company's common stock trades at or above $3.00 per share on the NASDAQ exchange for 20 consecutive trading days. All other terms and conditions are pursuant to the employment agreement dated December 3, 2006 and previously filed on December 6, 2006,

Signature:
Deepak Gupta Date: 8/30/2007

Michael Mullarkey Date: 8/10/2007 Chairman of the Board Workstream Inc.